EXHIBIT 99(A)


FOR IMMEDIATE RELEASE               Contact:  Paul Sylvester
                              Manatron, Inc.
                              (616) 375-5300
                              or
                              Don Hunt, Brian Edwards
                              Seyferth & Associates, Inc.
                              (616) 776-3511


            ALLEN F. PEAT RETIRES FROM MANATRON, INC.

     KALAMAZOO, Michigan, October 19, 1995 -- Manatron, Inc. (NASDAQ:

MANA) today announced the retirement of its president, chief executive officer and chairman, Allen F. Peat.

     Peat, who will turn 60 in December, founded the Kalamazoo,

Mich.-based provider of computer products and services in 1969.  Peat's retirement became effective October 17, 1995. He will remain a member of

Manatron's Board of Directors.

     In a special meeting, Manatron's Board of Directors elected Company senior corporate vice president Randall L. Peat as chairman, and named director Gene Bledsoe interim president and CEO.

     Randall L. Peat, Allen's brother, co-founded the Company and has served as an officer and director since 1972.  He is presently serving as corporate senior vice president and formerly served as Manatron's president of judicial information systems.



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MANATRON/PAGE 2

     Bledsoe, a member of Manatron's Board since 1993, will assume responsibility for day-to-day operations of Manatron, effective immediately.  Bledsoe is currently the managing partner of the

Casal Group, a Dallas-based computer industry consulting firm.

     Manatron's Board is planning a nationwide search to

permanently fill the president and CEO position.

     Peat's retirement follows a five-year period in which Manatron's revenues tripled, increasing from $8.4 million in fiscal 1991 to $24.7 million in the most current fiscal year, ended April 30, 1995.  During the same period, Manatron acquired five significant competitors in an effort to increase its market share and broaden its product lines.

     "Everyone at Manatron owes Allen a great deal of respect and gratitude for the direction and energy he's provided to the

business over the years,"  said Randall Peat.  "He has helped build a solid foundation, which will be crucial as we refocus on our core business and pursue enhanced profit margins."

     As previously reported, Manatron posted a net loss of $321,692,

or 11 cents a share, in the first quarter ended July 31, 1995,

compared with net income of $117,016, or 4 cents a share, during the same period last year.  Manatron reported that net sales increased 24 percent to $5.7 million during the first quarter,

compared with net sales of $4.6 million in the same period last year.

     The Company said it expects to post another, more modest loss in fiscal 1995's second quarter, which ends October 31, 1995.

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MANATRON/PAGE 3

     Peat's retirement follows Manatron's recent annual meeting.  Five

Company directors were elected to the Board and a 1995 Long-Term

Incentive Plan was approved by shareholders.

     Manatron, Inc. designs, markets and maintains data-processing systems for government units at the municipal, county and state level.

Manatron, Inc. currently has over 1,600 customers in 35 states.

Manatron posted sales of $24.8 million in its fiscal year ended April

1995.



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